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                                                                    Exhibit 99.1

                            KEY ENERGY SERVICES, INC.
                          Two Tower Center, 20th Floor
                        East Brunswick, New Jersey 08816


                                   May 4, 1999

PNC Investment Corp.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA  15222

PNC Capital Markets
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA  15222


Dear Sirs:

          The undersigned hereby agree to terminate that certain letter agreement by and between Key Energy Services, Inc. (the "Company") and PNC Investment Corp., dated April 15, 1999 (the "Purchase Commitment Letter"), and that certain letter agreement by and between the Company and PNC Capital Markets, Inc. ("PNC Capital Markets"), dated April 15, 1999 (the "Fee Letter Agreement"). The undersigned further agree that as a result of such termination, the Purchase Commitment Letter and the Fee Letter Agreement shall have no further force or effect.

          In lieu of the Fee Letter Agreement, the Company and PNC Capital Markets hereby agree that the Company shall pay $1.5 million in immediately available funds to PNC Capital Markets promptly upon consummation of the offering of 55 million shares of common stock, par value $.10 per share, of the Company by Friedman, Billings, Ramsey & Co., Inc. and Dain Rauscher Wessels pursuant to a prospectus supplement to be filed by the Company with the Securities and Exchange Commission in connection with the Company's effective Registration Statement on Form S-3 (File No. 333-67665), as consideration for PNC Capital Markets, Inc. obtaining the purchase commitment from PNC Investment Corp. set forth in the Purchase Commitment Letter. At the same time, the Company shall pay $50,000 to PNC Investment Corp. to reimburse expenses in accordance with paragraph 11 of the Purchase Commitment Letter.
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          This letter agreement shall become binding when two or more counterparts, taken together, shall have been executed and delivered (which deliveries may be made by telefax) by the parties.

          Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this letter agreement.

                                        Very truly yours,

                                        KEY ENERGY SERVICES, INC.


                                        By:  /s/ Stephen E. McGregor
                                             -----------------------
                                             Stephen E. McGregor
                                             Executive Vice President
                                             and Chief Financial Officer



Accepted and agreed to this
4th day of May, 1999, by:

PNC CAPITAL MARKETS, INC.


By:  /s/ Ralph S. Michael, III
     -------------------------
     Ralph S. Michael, III
     Chairman


PNC INVESTMENT CORP.


By:  /s/ Robert L. Haunschild
     ------------------------
     Name:   Robert L. Haunschild
     Title:  President